Exhibit 8.4

Atlas Corp.

2600-200 Granville Street

Vancouver, BC V6C 1S4

Canada

16 January 2020

Dear Sirs

Atlas Corp.

We have acted as special United Kingdom tax counsel to Atlas Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the preparation and filing of the Registration Statement on Form F-4 of the Company, as amended or supplemented through the date hereof (the “Registration Statement”) which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended.

Subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm that the discussions set forth under the caption “Material Non-United States Tax Considerations–Material U.K. Tax Considerations” in the Registration Statement set forth our opinion with respect to the material United Kingdom tax considerations applicable to the holding company reorganization.

We express no opinion as to the laws of any jurisdiction other than the laws of the United Kingdom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement and the Proxy Statement/Prospectus in connection with the references to this opinion and the material United Kingdom tax considerations applicable to the holding company reorganization. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours faithfully

/s/ Osborne Clarke LLP

Osborne Clarke LLP